NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon Refining Krotz Springs, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon Refining Krotz Springs Commences Restart

         DALLAS, TEXAS, June 8, 2011 - Alon Refining Krotz Springs, Inc. (the "Company") today provided an update on the operation of the Company's refinery located in Krotz Springs, Louisiana.
The Company has commenced the restart of the Krotz Springs refinery after its shutdown in late May in anticipation of flooding resulting from opening of the Morganza Spillway due to historic flooding along the Mississippi River basin.
Paul Eisman, the Company's CEO and President, commented, “We are happy to report that the floodwaters forecasted by the U.S. Army Corps of Engineers never approached our refinery and that the high water levels of the Atchafalaya River are now receding. The U.S. Army Corps of Engineers has indicated that they may close the remaining open gates at the Morganza Spillway over the next several days. This is expected to accelerate the lowering of water levels in the lower Atchafalaya River. Barges are currently heading towards Krotz Springs, reopening one of the avenues from which we receive crude and distribute products.
“Due to our dedicated staff, the crude unit at the refinery has returned to service and is operating well. The remaining process units at the refinery will restart in an orderly fashion as remaining logistical constraints resulting from the flooding are eliminated. We expect the refinery to be in full operation in the next couple of weeks. Maintenance that was originally planned for the third quarter was successfully completed during the outage, and the resulting impact to throughput for the year from this event should be minor.”

Alon Refining Krotz Springs, Inc., a subsidiary of Alon USA Energy, Inc. (NYSE:ALJ - News), owns and operates a high conversion crude oil refinery in Krotz Springs, Louisiana with a crude oil throughput capacity of approximately 83,000 barrels per day.  The Krotz Springs refinery is located on the Atchafalaya River with direct access to the Colonial products pipeline and the Exxon crude system and services markets in the Southern and Eastern United States. The Krotz Springs refinery has been designated an OSHA VPP Star-certified location since 2003.
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